As filed with the Securities and Exchange Commission on July 10, 2017
Registration No. 333-194089
Registration No. 333-202136
Registration No. 333-209697
Registration No. 333-216071

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-194089
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-202136
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-209697
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-216071
UNDER
THE SECURITIES ACT OF 1933
________________________________________________
MASIMO CORPORATION
(Exact name of registrant as specified in its charter)
_______________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0368882 (I.R.S. Employer Identification No.)
52 Discovery Irvine, California, 92618 (949) 297-7000 (Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_______________________________________________
Masimo Corporation 2007 Stock Incentive Plan
(Full title of the plan)
_______________________________________________
Joe Kiani
Chief Executive Officer
52 Discovery
Irvine, California 92618
(Name and address of agent for service)
(949) 297-7000
(Telephone number, including area code, of agent for service)
_______________________________________________
Copy to:
Jeffrey T. Hartlin, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
(650) 320-1804
______________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK
This Post-Effective Amendment (this “Amendment”) amends each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) filed by Masimo Corporation (the “Registrant”) with respect to the registration of shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Masimo Corporation 2007 Stock Incentive Plan (the “2007 Plan”):

1.
Registration Statement No. 333-194089 filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2014 (the “2014 Registration Statement”), with respect to 420,064 of the shares of Common Stock registered thereunder that are issuable pursuant to the 2007 Plan;

2.
Registration Statement No. 333-202136 filed with the Commission on February 17, 2015 (the “2015 Registration Statement”), with respect to all of the shares of Common Stock registered thereunder that are issuable pursuant to the 2007 Plan;

3.
Registration Statement No. 333-209697 filed with the Commission on February 24, 2016 (the “2016 Registration Statement”), with respect to all of the shares of Common Stock registered thereunder that are issuable pursuant to the 2007 Plan; and

4.
Registration Statement No. 333-216071 filed with the Commission on February 15, 2017 (the “2017 Registration Statement”), with respect to all of the shares of Common Stock registered thereunder that are issuable pursuant to the 2007 Plan.

On June 1, 2017, the stockholders of the Registrant approved the Masimo Corporation 2017 Equity Incentive Plan (the “2017 Plan”), and the 2017 Plan became effective on such date. Following effectiveness of the 2017 Plan, the Registrant’s authority to grant new awards under the 2007 Plan terminated. The 2017 Plan provides that the maximum aggregate number of shares of Common Stock that may be awarded and sold under the 2017 Plan is equal to the sum of (i) the total number of shares of Common Stock reserved under the 2007 Plan as of 12:01 a.m. Pacific Time on the date the 2017 Plan became effective that were not reserved for awards outstanding under the 2007 Plan as of the date the 2017 Plan became effective, plus (ii) any shares of Common Stock subject to awards outstanding under the 2007 Plan as of 12:01 a.m. Pacific Time on the date the 2017 Plan became effective that, on or after the date the 2017 Plan became effective, expire or otherwise terminate without having been exercised in full and shares of Common Stock issued pursuant to awards granted under the 2007 Plan that are forfeited to the Registrant, with the maximum number of shares of Common Stock pursuant to the sum of clauses (i) and (ii) to be equal to 5,000,000 shares of Common Stock. As of 12:01 a.m. Pacific Time on June 1, 2017, the total number of shares of Common Stock reserved under the 2007 Plan that were not reserved for awards outstanding under the 2007 Plan exceeded 5,000,000 shares and therefore the maximum number of shares of Common Stock that may be awarded and sold under the 2017 Plan is 5,000,000 shares.
The aggregate number of shares of Common Stock registered under the Prior Registration Statements for issuance pursuant to the 2007 Plan that are being deregistered is 5,000,000 shares. As of the date hereof, none of the shares registered pursuant to the 2015 Registration Statement, the 2016 Registration Statement or the 2017 Registration Statement, and only 1,278,627 of the shares registered pursuant to the 2014 Registration Statement, have been issued or reserved for issuance for awards outstanding under the 2007 Plan. Accordingly, all of the shares registered pursuant to the 2015 Registration Statement, the 2016 Registration Statement and the 2017 Registration Statement, and 420,064 of the shares registered pursuant to the 2014 Registration Statement will never be issued under the 2007 Plan. Therefore, all of the shares registered under the 2015 Registration Statement, the 2016 Registration Statement and the 2017 Registration Statement, and 420,064 of the shares registered pursuant to the 2014 Registration Statement, are hereby deregistered as the offering of these shares of Common Stock registered under the Prior Registration Statements for issuance under the 2007 Plan has terminated. The remaining 1,278,627 shares of Common Stock will remain registered under the 2014 Registration Statement.
This Amendment is being filed to carry forward 420,064 shares registered under the 2014 Registration Statement, 1,577,836 shares registered under the 2015 Registration Statement, 1,496,456 shares registered under the 2016 Registration Statement and 1,505,644 shares registered under the 2017 Registration Statement, all of which have not been and will not be used for awards under the 2007 Plan (the “Carried Forward Shares”). Contemporaneously with the filing of this Amendment, the Registrant is filing a new Registration Statement on Form S-8 to register the Carried Forward Shares for issuance under the 2017 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 7, 2017.

MASIMO CORPORATION
By:	/s/ JOE KIANI
Joe Kiani
Chairman of the Board & Chief Executive Officer
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.